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                                                                EXHIBIT 99.2

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                    GFP I, LP

THIS LIMITED PARTNERSHIP AGREEMENT, dated this 30th day of June, 2003, made and entered into by and between Gill Family Capital Management, Inc., a Delaware corporation, as the general partner (the "General Partner") and the limited partners named on Exhibit "A" (collectively the "Initial Limited Partners"), and those other parties who from time to time execute this Agreement or counterparts hereof as limited partners (collectively the "Limited Partners").

                                   SECTION 1
                        FORMATION OF LIMITED PARTNERSHIP

The parties hereby enter into a limited partnership (the "Partnership") under the provisions of the Delaware Revised Uniform Limited Partnership Act, and the rights and duties of the Partners shall be as provided in that Act except as modified by this Agreement.

                                   SECTION 2
                                      NAME

The business of the Partnership shall be conducted under the name "GFP I, LP" or such other name as the General Partner shall hereafter designate in writing to the Limited Partners.

                                    SECTION 3
                                   DEFINITIONS

"Adjusted Capital Account" means the positive or negative balance, if any, in the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership after giving effect to the following adjustments:

(a) Increased by any amounts that such Partner is obligated to restore under the standards set forth in Treas. Reg. Section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore under Treas. Reg. Section 1.704-2(g)(1) and (i)(5); and

(b)      Decreased by:

         (i) All losses and deductions that, as of the end of the applicable fiscal year, are reasonably expected to be allocated to such Partner in years subsequent to the applicable fiscal year under Code Section 704(e)(2) and 706(d) and under Treas. Reg. Section 1.751-1(b)(2)(ii); and

         (ii) Distributions that are reasonably expected to be made to such Partner to the' extent that such distributions exceed offsetting increases in the applicable Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made. Notwithstanding anything to the contrary contained herein, the Adjusted Capital


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                  Account shall be determined  in  accordance  with Treas.  Reg.
                  Section 1.704-1(b)(2)(ii)(d).

"Affiliate"   means  any  corporation,   partnership,   trust  or  other  entity
controlling, controlled by or under common control with the General Partner.

"Agreement" means this Limited Partnership Agreement, as amended, modified or supplemented from time to time.

"Capital Account" means the account established on the books and records of the Partnership for each Partner. Each Partner's Capital Account will initially equal his or her initial Capital Contribution, and during the term of the Agreement will be (a) increased by the amount of additional Capital Contributions made by and by the amount of Profit allocated to such Partner and
(b) decreased by the amount of Capital withdrawn from the Partnership by and by the amount of Loss allocated to such Partner. To the extent of any conflict between the provisions of this Agreement relating to the maintenance of Capital Accounts and the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv), the provisions of that regulation shall control.

"Capital" means items of monetary value including, but not limited to, currency of the United States Government, improved real estate, unimproved real estate, listed and unlisted stocks and bonds, other types of investment confirmations and tangible and intangible assets of every nature.

"Capital   Contribution"   means  the  amount  of  Capital  contributed  to  the
Partnership by a Partner. The initial Capital Contribution by each Partner is listed on Schedule "A" attached hereto.

"Code" means the Internal Revenue Code of 1986, as amended.

"General Partner" means Gill Family Capital Management, Inc., a Delaware corporation.

"Interest(s)" means the percentage interest a Partner holds in the total Capital of the Partnership which he or she received in exchange for a Capital Contribution. Total interests in the partnership shall equal 100%. Interests may be re-calculated from time to time to reflect additional contributions of Capital made by a Partner or by multiple Partners. The initial Interests of each Partner are listed on Schedule "A" attached hereto.

"Limited Partners" means those persons who execute the Agreement as Limited Partners.

"Net Proceeds" means the cash proceeds realized by the Partnership upon the sale or refinancing of the Property or upon dissolution and liquidation of the Partnership reduced by: (i) payment of all expenses incurred in such sale or refinancing or payment of all expenses incurred in such dissolution and liquidation, (ii) payment of Partnership indebtedness, (iii) payment of accrued fees owed to the General Partners which have been deferred pursuant to Section
5.12  hereof and (iv) funds set aside as  reserves  for  contingencies,  working capital, debt service, taxes, insurance, repairs, replacements and renewals or other costs or expenses incident to the ownership and operation of the Property and/or to the business of the Partnership which the General Partner in good faith deem reasonably necessary or appropriate.

                                       2

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"Partners"  means  the  General  Partner  and  all  Limited  Partners  where  no distinction is required by the context in which the term is used.

"Profit" and "Loss" means the net income or net loss of the Partnership as determined for federal income tax purposes and all items required to be separately stated by Section 702 of the Code.

"Property" means listed and unlisted securities, real property and improvements located thereon, art, automobiles, furniture and all other tangible and intangible assets owned by the Partnership.

                                    SECTION 4
                                    PURPOSES

TO FOSTER A CONTINUING CLOSE RELATIONSHIP BETWEEN FAMILY MEMBERS.

The Partnership's portfolio of investments is something of value that is jointly owned by all members of the Robert E. Gill family; husband, wife and sons and daughter-in-law, her daughter and grandchildren. The value of the portfolio is sufficiently large to create a definite interest by all of the owners (the partners, General and Limited) in retaining and hopefully increasing that value as time passes.

GFP I, LP, thereby, is a focal entity where all the above listed family members have and will continue to have a common interest. This common interest will generate a continuing contact between family members.

TO HELP EDUCATE THE FAMILY CHILDREN ON THE IMPORTANCE AND VALUE OF INVESTING PRUDENTLY.

The  varied  investments  held  and to be  held  by GFP I,  LP  offer  a  unique opportunity  for the  officers  of the  General  Partner to  provide  the family children, whose Trusts will become Limited Partners, with an early and continuing education in basic finance; to teach them the merits of saving vs. spending, the positive effects of compounding, capital appreciation and depreciation, interests and dividends, rental income and expense, etc.

The children will be able to monitor the results of their suggestions that become investment decisions of the General Partner.

It is firmly believed that such learning from actual experience will prove to be beneficial to the children during their entire lives.

TO FOSTER A CONTINUING CLOSE RELATIONSHIP BETWEEN THE SONS, BROTHERS JEFF AND SCOTT GILL.

Because Jeff and Scott, as co-Presidents of the General Partner of GFP I, LP, will have a fiduciary responsibility to protect the interests of the Limited Partners, it will be imperative that Jeff and Scott fulfill their fiduciary responsibility by keeping said Limited Partners, including the beneficiaries of the associated Trusts, informed and to listen to their suggestions, complaints and requests -- and because Jeff and Scott have equal voting power, they will need to discuss and agree upon actions to be taken.

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It is firmly believed that the necessity to resolve  differences is an excellent means to retain closeness of the parties involved and retention of closeness is important because the Limited Partnership Agreement of GFP I, LP places management and control of the partnership assets in the hands of those family members, Jeff and Scott, who by age and experience are best suited for such a responsibility at this time.

TO MAINTAIN AND OR IMPROVE THE MONETARY VALUE OF THE TOTAL CAPITAL OF THE PARTNERSHIP.

To manage and control the assets of the Partnership; to invest, acquire, hold, maintain, operate, improve, develop, sell, exchange, lease and otherwise use the assets of the Partnership for profit; and to engage in any and all activities related or incidental thereto.

                                    SECTION 5
                         NAMES AND ADDRESSES OF PARTNERS

The addresses of the Partners are as listed on Schedule "A" attached hereto and as may be amended from time to time.

                                    SECTION 6
                                      TERM

The term of the Partnership shall begin on the date the Certificate of Limited Partnership is filed and shall continue until December 31, 2048, unless the Partnership is sooner dissolved by an act or event specified in this Agreement, or by law, as one effecting dissolution.

                                    SECTION 7
                           PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Partnership shall be 1220 N. Market Street, Suite 606, Wilmington, Delaware 19801. The General Partner may from time to time change the principal place of business, and in such event the General Partner shall notify the Limited Partners in writing within thirty days of the effective date of such change. The General Partner may in its discretion establish additional places of business of the Partnership.

                                    SECTION 8
                            CAPITAL AND CONTRIBUTIONS

8.1 LIMITED PARTNERS' CAPITAL CONTRIBUTIONS. The Capital Contribution of each Limited Partner shall be the amount stated to be such in Schedule A attached hereto and incorporated herein by reference and incorporated herein by reference and as amended from time to time. The Limited Partners shall not be required to make additional Capital Contributions to the Partnership.

8.2 PURCHASE OF INTERESTS BY OFFICERS OF THE GENERAL PARTNER. Officers of the General Partner may become Limited Partners by the purchase of Limited Interests and with respect to such Interests shall have all the rights of a Limited Partner.

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8.3    GENERAL PARTNER'S CAPITAL CONTRIBUTION.  The  Capital Contribution of the
General Partner shall be the amount stated to be such in Schedule A attached hereto and incorporated herein by reference and as amended from time to time.
The  General  Partner  shall  not  be  obligated  to  make  additional   Capital
Contributions to the Partnership.

8.4 ADDITIONAL CONTRIBUTION ON DISSOLUTION. If, upon dissolution of the Partnership and after allocation of any Profit arising from such dissolution and liquidation of the Partnership's assets, any Partner has a negative Capital Account, such Partner shall not be obligated to contribute cash to the Partnership in an amount sufficient to eliminate such negative Capital Account.

                                    SECTION 9
                                  DISTRIBUTIONS

9.1 DISTRIBUTIONS OF CASH FLOW. Cash Flow, if any, shall be distributed in the discretion of the General Partner and, if made, among the Partners in the proportion that the Capital Contribution of each Partner bears to the total Capital Contributions of all the Partners as of the last day of the month just ended.

9.2 TIMING OF DISTRIBUTIONS AND RECORD DATE. Distributions of Cash Flow, if any, will be made at the discretion of the General Partner to those persons recognized on the Partnership's books as Partners on the last day of the month preceding the distribution date.

9.3 DISTRIBUTIONS OF NET PROCEEDS. All Net Proceeds, when distributed, shall be distributed among the Partners in the proportion that the Capital Accounts of each Partner bears to the total Capital Accounts of all Partners as of the date of the sale or refinancing or the dissolution and liquidation resulting in such Net Proceeds.

                                   SECTION 10
                          ALLOCATION OF PROFIT AND LOSS

10.1 ALLOCATION OF PROFIT AND LOSS GENERALLY. Except as hereinafter provided, Profit and Loss shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of such fiscal year. Profit and Loss shall be allocated among the Partners in the proportion that the Capital Contribution of each Partner bears to the total Capital Contributions of all the Partners as of the last day of the fiscal year just ended.

10.2 ALLOCATION OF PROFIT AND LOSS FOR TRANSFERS OF INTERESTS. With respect to an Interest which has been transferred during a fiscal year. Unless the Code requires otherwise, Profit and Loss not arising from a sale or other disposition of the Property allocable to that Interest shall be allocated between the transferor and the transferee based upon the number of fiscal quarters that each was recognized as the owner of the Interest, without regard to whether the Partnership's operations during particular quarters produced Profit or Loss. Unless the Code requires otherwise, all Profit or Loss recognized by the Partnership upon a sale or other disposition of the Property shall be allocated to the persons recognized as the owner of the Interest as of the date of disposition of the Property. All Profit or Loss attributable to such sale or other disposition which is not recognized by the Partnership at the time of such sale or other disposition, but is later recognized by the Partnership, shall be allocated to the person recognized as the owner of the Interest as of the date such Profit and Loss is recognized by the Partnership.

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10.3    ALLOCATION OF PROFIT OR LOSS ON DISSOLUTION. Profit or Loss arising from a dissolution and liquidation of the Partnership's assets shall be allocated among the Partners in the proportion that the Capital Contribution of each Partner bears to the total Capital Contribution of all the Partners as of the date of such dissolution and liquidation.

10.4 SPECIAL ALLOCATION. Profit and Loss shall be allocated in accordance with the provisions of this Section 10.4 without regard to the allocation provisions contained in Section 10.1 and Section 10.3 in the following order: If any Partner's Capital Account is unexpectedly adjusted for, or such Partner is unexpectedly allocated or there is unexpectedly distributed to such Partner any item described in Treas. Reg. Section 1.704(b)(2)(ii)(4)-(6), and such treatment creates or increases a deficit in a Partners Adjusted Capital account, then without regard to the allocation provisions provided in Section 10.1 and 10.3, the Partnership shall allocate to such Partner items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit in such Partner's Adjusted Capital Account as quickly as possible. This Section 10.2 is intended to constitute a "qualified income offset" within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(d).

                                   SECTION 11
                      BOOKS OF ACCOUNT, RECORDS AND REPORTS

11.1 RESPONSIBILITY FOR BOOKS AND RECORDS. Proper and complete records and books of account shall be kept by the General Partner, in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character, including a Capital Account for each Partner. The Partnership books and records shall be prepared and kept on a consistent basis, as determined by the General Partner in its judgment. The books and records shall at all times be maintained at a location selected by the General Partner and identified in writing to all Partners and shall be open to the inspection and examination of the Partners (or their duly authorized representatives) during reasonable business hours. The Partnership shall furnish a list of names and addresses of, and Interests owned by, all Partners to any Partner who requests such a list in writing.

11.2 TAX INFORMATION. Within 90 days after the end of, and with respect to, each fiscal year, the General Partner shall send to each person who was an owner of Interests during the fiscal year then ended such tax information as shall be necessary for the preparation by such owner of his federal income tax return and state income and other tax returns with regard to the jurisdiction in which the Partnership is formed and the Property is located.

11.3 ANNUAL REPORTS. Within 90 days after the end of, and with respect to, each fiscal year, the General Partner shall send to each person recognized as an owner of Interests during such year: (i) balance sheet, and statements of income, partners' equity and changes in financial position, prepared in accordance with the accounting methods adopted by the General Partner and certified by the Genera} Partner as fairly presenting the financial condition of the Partnership; (ii) a Cash Flow statement, certified by the General Partner as true and correct; (iii) a statement describing all compensation to the General Partner or any Affiliate; (iv) a report of the activities of the Partnership; and (v) a statement showing the Profit and Loss of the Partnership.

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                                   SECTION 12
                                   FISCAL YEAR

The fiscal year of the Partnership shall end on the 31st day of December in each year; provided, however that the General Partner may change the fiscal year at any time after the first fiscal year upon 30 days' prior written notice to the Limited Partners.

                                   SECTION 13
                                PARTNERSHIP FUNDS

The funds of the Partnership shall be deposited in such banks, in such bank account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the General Partner. All withdrawals from any such bank account(s) shall be made by the duly authorized agent or agents of the General Partner. Partnership and shall be held in the name of the Partnership and shall not be commingled with those of any other person.

                                   SECTION 14
                           STATUS OF LIMITED PARTNERS

14.1 LIMITATIONS. Limited Partners shall not (i) participate in the management or control of the Partnership's business, (ii) transact any business for the Partnership, nor (iii) have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning Interests of the Partnership.

14.2 LIABILITY. No Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond the amount contributed by him to the Capital of the Partnership as set forth opposite his name in Schedule A. Each Interest on issuance shall be fully paid and nonassessable.

14.3 DEATH OR INCAPACITY. The death or legal incapacity of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profit and Loss of the Partnership, to receive distributions out of Cash Flow and to assign a Partnership Interest pursuant to
Section 16 hereof shall, on the happening of such an event, devolve on his personal representative, or in the event of the death of one whose Limited Partnership Interest is held in joint tenancy, shall pass to the surviving joint tenant, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. The estate of the deceased Limited Partner or such surviving joint tenant, as the case may be, shall be liable for all the obligations of the deceased Limited Partner. However, in no event shall such personal representatives or surviving joint tenant become a substituted Limited Partner, except in accordance with Section 16 hereof.

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                                   SECTION 15
                POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

15.1 AUTHORITY. The General Partner shall have exclusive and complete authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership and the management and operation of the Property. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership no person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

15.2     POWERS.

         A. The General Partner is hereby granted the right, power and authority to do on behalf of the Partnership all things which, in its sole judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority: to incur all reasonable expenditures; to employ and dismiss from employment any and all employees, agents, independent contractors, real estate managers, brokers, attorneys and accountants; to sell, let or lease all or any portion of the Property for any purpose and without limitation as to the term thereof, whether or not such term (including renewal terms) shall extend beyond the date of the termination of the Partnership and whether or not the portion so leased is to be occupied by the lessee or, in turn, subleased in whole or in part to others; to create, by grant or otherwise, easements and servitudes; to borrow money and as security therefore to mortgage all or part of the Property; to establish reasonable reserves; to alter, or replace the Property; to obtain replacements of any mortgage or mortgages related in any way to the Property and to prepay in whole or in part, refinance, recast, modify, consolidate or extend any mortgages affecting the Property; to do any and all of the foregoing at such price, rental or amount, for cash, securities or other property and upon such terms as the General Partner deems proper; to place record title to any property in its name or in the name of a nominee or a trustee for the purpose of mortgage financing or any other convenience or benefit of the Partnership; and to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

         B.    POLICIES.   The  General  Partner  shall  observe  the  following
               policies in connection with Partnership operations:

               (i) The Partnership may incur indebtedness in connection with with the purchase, improvement and refinancing of the
                      Property  and  the  business  of  the  Partnership.   Such
                      indebtedness may be in the form of purchase money obligations to the sellers of goods or services or in the form of loans from banks, institutional investors and
                      other  lenders  which   indebtedness  may  be

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                      secured by  mortgages  or other  interests in the Property
                      (including "wraparound" or "all-inclusive"  mortgages) and
                      may   involve   final  or   interim   principal   payments
                      substantially greater than the regular monthly payments. But "wrap-around" or "all-inclusive" notes to Affiliates, if any, shall not provide for interest in excess of that payable to the lenders on the underlying indebtedness.

               (ii) Where nonrecourse loans are made to the Partnership, the the creditor, as a result of making such loan, may not acquire an equity or participation interest in the profits, capital or Property of the Partnership, and its only interest in the Property shall be as a secured creditor.

15.3 SALE OR OTHER DISPOSITION OF PROPERTY. The General Partner shall have the right, power and authority to lease, sell, exchange, refinance or grant an option for the sale of, all or any portion of the Property, at such price or amount, for cash, securities or other property and upon such other terms as the General Partner in its sole discretion deems proper.

15.4 TIME TO BE DEVOTED TO BUSINESS. The General Partner shall devote such time to the Partnership's business as the General Partner, in its sole discretion, shall deem to be necessary to control, manage and supervise the Partnership's business and affairs in an efficient manner; but nothing in this Agreement shall preclude the engagement of the services of any agent or third party to manage or provide other services in respect of the Partnership's Property or assets subject to the control of the General Partner.

15.5 OTHER ACTIVITIES. The General Partner may have other business interests and may engage in other activities in addition to those relating to the Partnership, including the rendering of advice or services of any kind to other investors and the making or management of other investments including other partnerships similar to the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities of the General Partner or to the income or proceeds derived. The pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful, improper or a breach of the General Partner's fiduciary duty. The General Partner shall have the right to take for its own account (individually or as a trustee) or to recommend to others any investment opportunity.

15.6 VALIDITY OF TRANSACTIONS WITH GENERAL PARTNER AND AFFILIATES. The validity of any transaction, agreement or payment involving the Partnership and any Affiliate otherwise permitted by the terms of this Agreement shall not be affected by reason of (i) the relationship between the General Partner and such Affiliate or (ii) the approval of said transaction, agreement or payment by officers of the General Partner, all or some of whom may be officers or directors of, or otherwise interested in or related to, such Affiliate.

15.7 LIABILITY. The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any action or omission to act on behalf of the Partnership if such action or omission was within the scope of the authority conferred on the General Partner by this Agreement or by law unless such act or omission was performed or omitted fraudulently, in bad faith or constituted gross negligence.

15.8 INDEMNIFICATION. The Partnership shall indemnify and hold harmless the General Partner (herein the "Indemnified Party") from and against any loss, expense, damage or injury suffered or sustained by the Indemnified Party by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by the Indemnified Party pursuant to an indemnification agreement no broader than this Section 15.8, if the acts, omissions or alleged acts or omissions upon which ,such actual or threatened action, proceeding or claims are based were for a purpose reasonably believed to be in the best interests of the Partnership and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such Indemnified Party. Any such indemnification shall only be from the assets of the Partnership.

15.9 TAX ELECTIONS. The General Partner may, in its sole discretion, make or revoke the election referred to in Section 754 of the Code or any similar provision enacted in lieu thereof or any other tax elections which the General Partner deems advisable. Each of the Partners shall upon request supply the information to properly give effect to such election.

15.10  LIMITS ON GENERAL PARTNER'S POWERS.   Anything  in  this Agreement to the
contrary notwithstanding, the General Partner shall not cause or permit the Partnership to:

               (i)    Make any loans to the General Partner or any Affiliates.

               (ii) Pay for any services performed by the General Partner and and Affiliates, except as provided in Section 15.11, nor shall they participate in reciprocal business arrangements which shall circumvent this prohibition.

               (iii) Commingle the Partnership's funds with those of any other other person or employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership (except to the extent that funds are temporarily retained by property managers).

15.11 MANAGEMENT FEE AND EXPENSES. The General Partner shall receive the sum of Ten Thousand Dollars ($10,000) per year for each of the first five (5) fiscal years of the Partnership; then the sum of Twenty Thousand Dollars ($20,000) per fiscal year thereafter. The Management Fee shall be payable at such time and in such manner during each fiscal year as the General Partner shall determine in the reasonable exercise of its business judgment. Such sum shall serve to compensate the General Partner for managing the Partnership's business, including without limitation: (i) purchasing securities and assets of all forms to be added to, and selling securities and assets of all forms which would be removed from, the Property; (ii) engaging the services of others to perform maintenance and repair of the Property as required, the cost of such services to be paid by the Partnership; (iii) engaging the services of others to assist with record keeping, payment of obligations and similar administrative requirements of the Partnership, the cost of such services to be paid by the Partnership. Any other provision herein to the contrary notwithstanding, the General Partner shall not be obligated to pay out of its management fee any

Partnership expenses. The management fees shall be paid to the General Partner in exchange for its time, knowledge and skills only.

15.12  DEFERRAL OF MANAGEMENT FEES.   Payment  of  the  fees pursuant to Section
15.11 hereof may be either paid currently or accrued as determined by the General Partner. Any fees accrued but not paid shall bear interest at 7.5% per annum, and in any case shall be paid within five years of the due date.

                                   SECTION 16
                   TRANSFERS OF INTERESTS BY LIMITED PARTNERS

16.1 ASSIGNMENT. Limited Partner shall withdraw his Capital Contribution or transfer, assign, grant, convey, mortgage or otherwise encumber his Interest in the Partnership or enter into any agreement with respect to his Interest without the prior written consent of the General Partner, which consent may be withheld for any reason the General Partner, in its sole discretion, deems sufficient for the purpose of protecting the interests of the Partnership. Grounds upon which consent to an assignment may be withheld include, but are not limited to:

         A. the proposed assignee does not meet the appropriate suitability standards for acquiring an Interest;

         B. the assignment will require, in the opinion of counsel to the Partnership, registration under the Securities Act of 1933 or registration under the securities laws of any state;

         C. the assignment will be inconsistent with the terms of an opinion of counsel to the Partnership or will be inconsistent with the terms of transfer that may be imposed by such counselor by any agreement to which the Partnership is a party, including, but not limited to, terms relating to receipt of appropriate documentation with respect to place of residence, investment intent and restrictions on further transfer, sale, exchange or distribution;

         D. no assignment shall be permitted if such assignment would, in the opinion of counsel to the Partnership, result in the termination of the Partnership for purposes of the then applicable provisions of the Code;

         E. no assignment shall be effective if the assignment would, to the knowledge of the General Partner violate the provisions of any applicable federal or state securities law (but the General Partner shall have no obligation to determine for the benefit of the assignor whether any assignment would result in such a violation);

         F. no assignment to a minor or incompetent shall be effective in any respect, except that this limitation shall not apply to a transfer in trust for the benefit of a minor upon the death of the assignor or for the benefit of a minor or custodianship under the Uniform Gifts to Minors Act or similar legislation; and

         G. assignment may be restricted to only those persons or entities whom the General Partner is willing to admit as a substituted Limited Partner.

Unless an assignee of an Interest becomes a substituted Limited Partner, such assignee shall have no right to receive any information or account of Partnership transactions, or to inspect the Partnership books. Such an assignment merely entitles the assignee to receive the share of Cash Flow, Net Proceeds, Profit and Loss to which the assigning Limited Partner would otherwise be entitled.

16.2   INSTRUMENT OF ASSIGNMENT.

         A. No assignment of an Interest shall be valid and effective, and the Partnership shall not recognize the same until the General Partner receives and accepts an instrument in writing in the following form, with blanks appropriately filled in and subscribed by both parties to the conveyance:

               I,       ______________________,       hereby      assign      to
               ______________________ all of my rights, title and interest in and to Interest(s) in GFP I, LP, a limited partnership organized under the laws of the State of Delaware, and direct that all future distributions of Cash Flow or Net Proceeds and allocations of Profit or Loss on account of said Interest(s) be paid or allocated to such assignee.

               _________________________,   as  assignee,  hereby  accepts  said
               Interest(s) subject to all terms, covenants and conditions of the Limited Partnership Agreement dated as of June _____, 2003.

                  Dated this _____ day of __________________, 2003.

Consented to:                          ____________________________________
                                       Assignor

Gill Family Capital Management, Inc.

By:_________________________________   ____________________________________
Title:______________________________   Assignee



                                       ____________________________________
                                       Assignee's Address


                                       ____________________________________
                                       Assignee's Social Security Number

STATE OF _______________________________ )

COUNTY OF ______________________________ )

On this _____ day of ________________, 20___, before me a notary public, personally appeared _________________________ and _________________________, to
be known to be the individual(s) described in, and who executed the foregoing certificate and duly acknowledged to me that they executed the same.

My commission expires ______________________.


                                       _____________________________________
                                       Notary Public


16.3   EFFECT OF ASSIGNMENT.

          A. No transfer, sale or assignment of an Interest will be recognized except as of the first day of a fiscal quarter following acceptance of the instrument of transfer.

          B. After receiving the executed assignment in the form prescribed, the Partnership shall make all further distributions of Cash Flow or Net Proceeds and allocate any Profit or Loss to the assignee with respect to the Interests transferred, regardless of whether such transfer, as between the parties thereto, is or is intended to be a pledge, mortgage, encumbrance or any hypothecation, until such time as the Interest(s) transferred shall be further transferred in accordance with the provisions of this Agreement.

          C. Any Limited Partner who shall assign all his Interests shall cease to be a Limited Partner of the Partnership, except that until the assignee is admitted as a Limited Partner such assigning Limited Partner shall retain the statutory rights of an assignor of a limited partnership interest under the laws of Delaware.

          D. All fees, charges and filing costs in connection with his assignee's substitution as a Limited Partner shall be paid by the assignor prior to the General. Partner's consent to such assignment.

16.4 ADDITIONAL FILINGS. Upon the effectiveness of an assignment of Interests under Section 16.1, the General Partner shall take all necessary actions and shall execute, file and record with tile appropriate governmental agencies such documents (including amendments to this Agreement) as are required, if any, to accomplish the substitution of the assignee as a substituted Limited Partner. In no event shall the consent of any Limited Partner (other than the assignor) be required to effect such substitution. The Partnership shall treat such person who becomes a substituted Limited Partner as the substituted Limited Partner with respect to the Interests assigned from the date such assignment is effective, notwithstanding the time, if any, consumed in preparing and filing the necessary documents with governmental agencies necessary to effectuate the substitution.

16.5 TRANSFEREES BOUND BY AGREEMENT. Any person admitted to the Partnership as a substituted Limited Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

                                   SECTION 17
                         DISSOLUTION OF THE PARTNERSHIP

17.1   CAUSES OF DISSOLUTION.   The happening  of anyone of the following events
shall work an immediate dissolution of the Partnership:

               (i) the bankruptcy of General Partner unless (i) there is at least one other General Partner and the business of the Partnership is carried on by the remaining General Partner pursuant to this Agreement, or (ii) there are no other General Partners and within ninety days after the Partnership receives notice of such event the Limited Partners owning 87% of the outstanding Interests agree in writing to continue the business of the Partnership and appoint one or more general partners;

               (ii)   the sale or other disposition of 100% of the Property;

               (iii) the agreement by Partners owning eighty-seven percent (87%) of all the then outstanding Interests to dissolve the Partnership (subject to the provisions of Section 21.1); and

               (iv) the expiration of the term of the Partnership as provided in Section 6 of this Agreement.

17.2 BANKRUPTCY DEFINED. For purposes of this Agreement, the "bankruptcy" of the General Partner shall be deemed to have occurred 60 days after the happening of any of the following: (i) the filing of an application by the General Partner for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by the General Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by the General Partner of a general assignment for the benefit of creditors, (iv) the filing by the General Partner of an answer admitting the material allegations of, or its consenting to, or defaulting in answering a bankruptcy petition filed against it in any bankruptcy proceeding, or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the General Partner a bankrupt or appointing a trustee of its assets, and such order, judgment or decree continuing unstayed and in effect for such period of 60 days.

                                   SECTION 18
                           WINDING UP AND TERMINATION

18.1 WINDING UP. In the event of the dissolution of the Partnership for any reason except a dissolution described under Section 17.1(i) hereof, or where, if permitted by law, a substitute General Partner is elected by Partners owning eighty-seven percent (87%) of the outstanding Interests within 90 days after the occurrence of the event causing a dissolution under Section 17.1(i) hereof, the General Partner (or in the event that the General Partner has become bankrupt, a liquidator or liquidating committee selected by Limited Partners owning a majority of the then outstanding Interests) shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's investment(s). The owners of Interests shall continue to share in Cash Flow, Profit and Loss during the period of liquidation in the same proportion as before the dissolution. Subject to the provisions of Section 15.3 hereof, the General Partner (or such liquidator or liquidating committee) shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Property.

18.2 DISTRIBUTIONS. Following the payment of all debts and liabilities of the Partnership and all expenses of liquidation, and subject to the right of the General Partner (or such liquidator or liquidating committee) to set up such cash reserves as it may in good faith deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the Net Proceeds and any other funds of the Partnership shall be distributed in accordance with Section 9 hereof.

18.3 FINAL REPORTS. Within a reasonable time following the completion of the liquidation of the Partnership's properties, the General Partner shall supply to each of the Partners a statement, certified by the General Partner to be true and correct, which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation, and each Partner's pro rata portion of distributions pursuant to Section 18.2.

18.4 RIGHTS OF LIMITED PARTNERS. Each Limited Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his or her Capital Contribution thereto and his or her share of Cash Flow, Profit or Loss thereof, and shall have no recourse therefore (upon dissolution or otherwise) against the General Partner or any other Limited Partner. No Limited Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

18.5 TERMINATION. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and record a Certificate of Cancellation of the Certificate of Limited Partnership as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                   SECTION 19
                                     NOTICES

All notices and demands required or permitted under this Agreement shall be in writing and may (except in the event of a mail strike) be sent by certified or registered mail, postage prepaid, to the Partners at their addresses as shown from time to time on the records of the Partnership. Any Partner may specify a different address by notifying the General Partner in writing of such different address.

                                   SECTION 20
                   AMENDMENT OF LIMITED PARTNERSHIP AGREEMENT

20.1 APPROVAL OF AMENDMENTS BY LIMITED PARTNERS. Except as otherwise required by law, all provisions of this Agreement except Sections 9, 10, 14.2 and 15 may be amended in any respect (subject to the provisions of Section 21.1 hereof) at any time upon the affirmative vote of the Partners owning eighty-seven percent
(87%) of the then outstanding Interests but in addition to such affirmative vote, amendment to Sections 9, 10, 14.2 and 15 will require the unanimous vote of the Partners. This Agreement may not be amended to extend the term hereof past December 31, 2048 without the unanimous consent of all of the Partners.

20.2 AMENDMENTS WITHOUT APPROVAL BY LIMITED PARTNERS. In addition to any amendments otherwise authorized herein, this Agreement may be amended from time to time by the General Partner without the consent of any of the Limited Partners (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make all other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (iii) to delete or add any provision of this Agreement required to be so deleted or added by the Securities and Exchange Commission or other federal agency or by a state "Blue Sky" commissioner or similar such official, which addition or deletion is deemed by the Commission, or such agency or official to be for the benefit or protection of the Limited Partners; provided, however, that no amendment shall be adopted pursuant to this
Section 20.2 unless the adoption thereof (i) is for the benefit of or not adverse to the interests of the Limited Partners; (ii) is consistent with
Section 15 hereof; (iii) does not alter the interest of the General Partner or the Limited Partners in Cash Flow, Profits or Losses of the Partnership; and
(iv) does not, in the opinion of counsel for the Partnership, by its terms alter the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

20.3 AMENDMENT OF CERTIFICATE. In the event this Agreement shall be amended pursuant to this Section 20, the General Partner shall amend the Certificate of Limited Partnership to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

                                   SECTION 21
                                  MISCELLANEOUS

21.1 MEETINGS OF LIMITED PARTNERS. If Partners owning a majority of the then outstanding Interests request in writing that the General Partner submit to a vote of the Partners a matter referred to in Sections 17.1(iii) and 20.1 hereof the General Partner shall do so by written notice to all Partners within 10 days after receipt of such request, stating the purpose of such meeting. Any vote of the Partners under Sections 17.1(iii) and 20.1 hereof may be accomplished at a meeting of Partners called for such purpose by the General Partner, such meeting to be held at a reasonably convenient time and place not less than 15 nor more than 60 days after receipt of the request for a meeting or, in lieu of a meeting, by the written consent of the required percentage of Partners.

21.2   Appointment of Attorneys-in-Fact.

          A. Each Limited Partner, including each Substituted Limited Partner, by the execution or adoption of this Agreement (as the case may
               be), irrevocably constitutes and appoints R. Scott Gill and Jeffrey T. Gill, the Co-Presidents of the General Partner, or either of them, his true and lawful attorney(s)-in-fact with full power and authority in his name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

               (i) All certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary to protect the limited liability of the Limited Partners.

               (ii) All amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

               (iii) All conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

This power of attorney may be exercised by either R. Scott Gill or Jeffrey T. Gill acting alone for each Limited Partner, or by listing all of the Limited Partners and executing any instrument with a single signature of either R. Scott Gill or Jeffrey T. Gill as attorney-in-fact for all of them.

               B. NATURE AND SURVIVAL OF POWER. The appointment by all Limited Partners of R. Scott Gill and Jeffrey T. Gill as attorneys-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of R. Scott Gill and .Jeffrey T. Gill, to act as contemplated by this Agreement in any filing and in any other action on behalf of the Partnership, and shall survive the bankruptcy, death, adjudication or incompetence or insanity or dissolution of any person or entity hereby giving such power and the transfer or assignment of all or any part of his Interests, but shall, if either R. Scott Gill or Jeffrey T. Gill ceases to be an officer of the General Partner, be deemed automatically revoked with respect to such person. The foregoing power of attorney of a transferor Limited Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

21.3   ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement among
the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

21.4   GOVERNING LAW.   This  Agreement  and the rights of the parties hereunder
shall be governed by and interpreted in accordance with the laws of the State of Delaware.

21.5 EFFECT. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

21.6 PRONOUNS AND NUMBER. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

21.7   CAPTIONS.   Captions  in  this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

21.8 PARTIAL ENFORCEABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

21.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.


                        (SIGNATURES APPEAR ON NEXT PAGE)

IN WITNESS WHEREOF, the Partners have executed this Partnership Agreement as of the date first written above.

                               GILL FAMILY CAPITAL MANAGEMENT, INC.

                               /s/ R. Scott Gill
                               ------------------------------------
                               By:      R. Scott Gill
                               Its:     President

                               /s/ Virginia G. Gill
                               ------------------------------------
                               By:      Virginia G. Gill

                               /s/ Robert E. Gill
                               ------------------------------------
                               By:      Robert E. Gill

                               /s/ Jeffrey T. Gill
                               ------------------------------------
                               By:      Jeffrey T. Gill


                               /s/ Patricia G. Gill
                               ------------------------------------
                               By:      Patricia G. Gill


                               ERIN LIZABETH BEATTY IRREVOCABLE TRUST NO. 2

                               /s/ Jeffrey T. Gill
                               ------------------------------------
                               By:  Jeffrey T. Gill
                               Its: Trustee


                               BAILEY NICOLE GILL IRREVOCABLE TRUST NO. 2

                               /s/ Jeffrey T. Gill
                               ------------------------------------
                               By:  Jeffrey T. Gill
                               Its: Trustee


                               KELSEY ANN GILL IRREVOCABLE TRUST NO. 2

                               /s/ Jeffrey T. Gill
                               ------------------------------------
                               By:  Jeffrey T. Gill
                               Its: Trustee


                               /s/ R. Scott Gill
                               ------------------------------------
                               By:      R. Scott Gill

                                   SCHEDULE A
                          Limited Partnership Agreement
                                       of
                                    GFP I, LP

                               OWNERSHIP INTERESTS

          GENERAL PARTNER
          Gill Family Capital Management, Inc.                      0.95974%


          LIMITED PARTNERS
          VIRGINIA G. GILL                                         44.55542%
          253 Canton Avenue E.
          Winter Park, FL  32789
          ROBERT E. GILL                                           43.65695%
          253 Canton Avenue E.
          Winter Park, FL  32789
          JEFFREY T. GILL                                           0.73534%
          9800 US Highway 42
          Prospect, KY  40059
          PATRICIA G. GILL                                          0.73534%
          9800 US Highway 42
          Prospect, KY  40059
          ERIN LIZABETH BEATTY IRREVOCABLE TRUST NO. 2              1.95752%
          c/o Jeffrey T. Gill, Trustee
          455 So. 4th St., Suite 350
          Louisville, KY  40202
          BAILEY NICOLE GILL IRREVOCABLE TRUST NO. 2                1.95752%
          c/o Jeffrey T. Gill, Trustee
          455 So. 4th St., Suite 350
          Louisville, KY  40202
          KELSEY ANN GILL IRREVOCABLE TRUST NO. 2                   1.95752%
          c/o Jeffrey T. Gill, Trustee
          455 So. 4th St., Suite 350
          Louisville, KY  40202
          R. SCOTT GILL                                             3.48465%
          205 W. Wacker Drive, Suite 1500
          Chicago, IL  60606



         The total capital contributed to the partnership is $100. Each partner contributed that portion of a $100 multiplied by the fraction next to their name.